EXHIBIT 99.1
N e w s R e l e a s e

Contact:	Terry Proveaux
Director of Investor Relations
615-497-1705
RENAL CARE GROUP SIGNS AGREEMENT TO SELL REQUIRED FACILITIES
IN CONNECTION WITH FRESENIUS MEDICAL CARE TRANSACTION
     Nashville, Tennessee (February 15, 2006) — Renal Care Group, Inc. (NYSE: RCI) announced today that it and Fresenius Medical Care Holdings, Inc. have signed a definitive agreement to sell dialysis clinics in connection with the Federal Trade Commission’s review of the combination of the Renal Care Group and Fresenius Medical Care AG & Co. KGaA (Frankfurt Stock Exchange: FME, FME3) (NYSE: FMS, FMS-p). The agreement provides that Renal Care Group and Fresenius Medical Care will sell approximately 100 dialysis clinics to National Renal Institutes, Inc., a wholly-owned subsidiary of DSI Holding Company, Inc. (DSI).
     The divestiture of these clinics is an important step toward concluding the United States Federal Trade Commission’s review of the transaction between Fresenius Medical Care and Renal Care Group, which is targeted for completion on or before March 31, 2006, subject to meeting all closing conditions including final approval by the FTC. The sale of clinics to National Renal Institutes, Inc. is expected to close shortly after the completion of Fresenius Medical Care’s acquisition of Renal Care Group.
     Gary Brukardt, President and Chief Executive Officer of Renal Care Group, commented, “I am pleased that we have reached this agreement, which will help us conclude the FTC’s review of the transaction with Fresenius Medical Care. Equally important, I am glad we will be able to sell the clinics to a team with a track record of providing high-quality care to patients. We are committed to working to accomplish a smooth transition that supports our associates and affiliated physicians in their efforts to continue to provide optimal care to the patients we serve.”
About National Renal Institutes, Inc.
     National Renal Institutes, Inc. is a wholly-owned subsidiary of DSI Holding Company, Inc. (DSI), a healthcare services company based in Nashville, Tennessee, that operates kidney dialysis treatment clinics, hospitals and acute care centers. By placing emphasis on specific areas of medicine and surgery, DSI facilities can focus on delivering comprehensive care that carefully coordinates all the disciplines in one setting. The DSI concept is designed to provide excellent patient care and improve the quality of life for the patients, patients’ families, employees, and physicians at DSI facilities.

Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company serves over 32,000 patients at more than 450 owned outpatient dialysis facilities, in addition to providing acute dialysis services at more than 200 hospitals. Over 9,400 associates provide services across the Company’s 34-state network. More information about Renal Care Group, Inc. may be found at www.renalcaregroup.com.
Certain statements in this press release, particularly those concerning the resolution of the Federal Trade Commission’s review of the Fresenius Medical Care transaction, the completion of the Fresenius Medical Care transaction, and National Renal Institutes, Inc.’s operation of acquired clinics, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are usually preceded by words like believe, expect, plan, intend, will and the like. These forward-looking statements reflect management’s expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to the conditions to the consummation of the transaction between Renal Care Group and Fresenius Medical Care. These and other factors affecting the Company are discussed in more detail in Renal Care Group’s reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group’s annual report on Form 10-K for the year ended December 31, 2004 and Renal Care Group’s quarterly report on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. Renal Care Group will provide copies of those filings upon request.
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